Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
MarineMax, Inc.:

We consent to the incorporation by reference in the registration statements on Form S‑8 (Nos. 333‑141657, 333‑83332, 333‑63307, 333‑156358 and 333‑177019) of MarineMax, Inc. and subsidiaries of our reports dated December 6, 2016, with respect to the consolidated balance sheets of MarineMax, Inc. and subsidiaries as of September 30, 2016 and 2015 and the related statements of operations, stockholders’ equity and cash flows for each of the years in the three‑year period ended September 30, 2016, and the effectiveness of internal control over financial reporting as of September 30, 2016 which reports appear in the September 30, 2016 annual report on Form 10‑K of MarineMax, Inc.

/s/ KPMG LLP

Tampa, Florida

December 6, 2016

Certified Public Accountants